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                                  Exhibit 99.1
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For Immediate Release
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BSD Medical Corporation to Be Listed on the NASDAQ Stock Exchange

SALT LAKE CITY, Utah April 10, 2008--BSD Medical Corporation (AMEX:BSM) announced today that its board of directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to the NASDAQ Stock Market LLC(R). Effective April 22, 2008, the company will trade under the symbol NASDAQ:BSDM, replacing its former symbol AMEX:BSM.

"We believe that NASDAQ's electronic multiple market maker structure will provide enhanced exposure and liquidity to our company, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade," said Hyrum A. Mead, President and CEO of BSD Medical Corporation. "This decision was reached after careful consideration of capital market alternatives, with the objective of providing added visibility to our investors. We are proud to join the NASDAQ Stock Market."

About BSD Medical Corporation

BSD Medical is a leading developer of medical systems used to deliver precision-focused RF or microwave energy for the treatment of cancer and other diseases and conditions. BSD Medical's cancer therapy systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with other treatments. As a biotechnology company, the "BSD" in its name represents the company's specialty in "bio-systems design." For further information visit BSD Medical's website at www.BSDMedical.com.

About NASDAQ

NASDAQ(R) is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.







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